EXHIBIT 99.1

Idaho Strategic Reports Second Quarter 2024 Operating and Financial Performance

Highlighted by an 89.26% Increase in Revenue and a 558.30% Increase in Net Income – IDR’s 6-Month Net Income in 2024 is Nearly 4x Last Year’s Total Net Income

COEUR D’ALENE, Idaho, July 30, 2024 (ACCESSWIRE) – Idaho Strategic Resources, Inc. (NYSE American: IDR) (“IDR”, “Idaho Strategic” or the “Company”) today announced its consolidated operating and financial results for the second quarter ending June 30, 2024. IDR achieved an 89.26% increase in revenue and a 558.30% increase in net income compared to the second quarter of 2023. Key highlights include:

Operational Performance:	Q2 2024	% Change	Q2 2023
Ore Tonnes Processed	9,260	-20.91%	11,708
Average Flotation Feed Grade (gpt)	10.29	40.77%	7.31
Ounces Produced	2,903	34.99%	2,152
All-In Sustaining Cost Per Ounce ($USD)	$1,319.40	17.66%	$1,121.39

Financial Performance ($USD):	Q2 2024	% Change	Q2 2023
Revenue	$6,125,382	89.26%	$3,236,515
Total Cost of Sales	$3,051,957	24.93%	$2,442,932
Gross Profit	$3,073,425	287.28%	$793,583
Net Income Attributable to IDR	$2,157,873	558.30%	$327,793
Earnings Per Share (EPS)	$0.17	466.67%	$0.03

Idaho Strategic’s CEO and President, John Swallow stated, “Our folks did a great job during the second quarter. We have a lot going on (in addition to daily activities) – underground and surface drilling at the Golden Chest, pad and road construction for the paste backfill plant, power upgrade underway, paste plant structure and equipment ordered, upcoming drill program at Eastern Star in September, added two geologists and seasonal help to our staff, and possibly one or two other items on deck. Not to mention that the macro picture seems to be evolving more and more toward our business plan. In alignment with our discretionary ‘win as we go’ approach to compensation, each employee, officer, and director earned another quarterly ‘paycheck bonus’ on top of the normal pay structure.”

Idaho Strategic Resources, Inc.     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Golden Chest Highlights for Q2 2024 Include:

•	At the Golden Chest, ore mined from underground stopes totaled approximately 11,500 tonnes with all of the tonnage coming from H-Vein stopes. A significant stockpile of ore was built up at the mill by the end of the quarter.
•	A total of 3,230 cubic meters of cemented rockfill (“CRF”) were placed during the quarter, which is a new quarterly record. The Main Access Ramp (“MAR”) and associated drifts and raises were advanced by about 100 meters during the quarter.
•	For the quarter ended June 30, 2024, a total of 9,260 dry metric tonnes (“dmt”) were processed at the Company’s New Jersey mill with a flotation feed head grade of 10.29 gpt gold and gold recovery of 93.6%.
•	An exploration program consisting of both underground and surface core drilling was started in the second quarter. Underground drilling was focused on exploring the Klondike area and the projected northerly strike of the H-vein. Surface drilling was started in Butte Gulch with plans to move to the northern area of the Golden Chest in the third quarter.

Rare Earth Highlights for Q2 2024 Include:

•	Continued discussions with various laboratories, universities, and partners to advance our understanding of Idaho’s rare earth mineralogy and broader mineral endowment.

Mr. Swallow concluded, “I am not sure where I saw or heard the phrase that bees don’t waste their time explaining to flies that honey is better than sh*t, but we now receive considerably less unsolicited ‘advice’ from those that hadn’t built a producer 10 years ago, and still haven’t as of today. As I reflected on the discussion around this record quarter, I found myself concurring with those that describe the feeling of the early days as when you have a lot of music to make yet haven’t any instruments and only sounds in your head. Compared to now (as a result of our approach) having the luxury to produce the albums you want to make and the song selection is yours. And I am sure Rob and Grant feel the same way; although Grant with a few more expletives and a heck of a lot less external reflection and Rob with a wistful story of sleeping out in front of the core shack, not making any money and still as enthusiastic as ever. Production and minding costs are always within our daily focus… And when you control the part you can control, sometimes the part you cannot control becomes part of the reward.”

Notes accompanying the financial statements below can be found in the Company’s quarterly report filed this morning with the SEC on EDGAR.

Qualified person

IDR’s Vice President, Grant A. Brackebusch, P.E. is a qualified person as such term is defined under S-K 1300 and has reviewed and approved the technical information and data included in this press release.

Idaho Strategic Resources, Inc.     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

About Idaho Strategic Resources, Inc.

Idaho Strategic Resources (IDR) is an Idaho-based gold producer which also owns the largest rare earth elements land package in the United States. The Company’s business plan was established in anticipation of today’s volatile geopolitical and macroeconomic environment. IDR finds itself in a unique position as the only publicly traded company with growing gold production and significant blue-sky potential for rare earth elements exploration and development in one Company.

For more information on Idaho Strategic Resources, visit https://idahostrategic.com/presentation/, go to www.idahostrategic.com or call:

Travis Swallow, Investor Relations & Corporate Development

Email: tswallow@idahostrategic.com

Phone: (208) 625-9001

Idaho Strategic Resources, Inc.     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Idaho Strategic Resources, Inc. Condensed Consolidated Statements of Operations (Unaudited) For the Three and Six-Month Periods Ended June 30, 2024 and 2023
	June 30, 2024		June 30, 2023
	Three Months	Six Months	Three Months	Six Months

Revenue:
Sales of products	$6,125,382	$12,024,320	$3,236,515	$6,578,111
Total revenue	6,125,382	12,024,320	3,236,515	6,578,111

Costs of Sales:
Cost of sales and other direct production costs	2,596,027	5,154,940	2,099,890	4,247,850
Depreciation and amortization	455,930	957,718	343,042	671,079
Total costs of sales	3,051,957	6,112,658	2,442,932	4,918,929
Gross profit	3,073,425	5,911,662	793,583	1,659,182

Other operating expenses:
Exploration	620,056	887,904	207,369	480,811
Management	90,313	199,413	55,568	124,479
Professional services	84,982	239,226	123,238	364,043
General and administrative	179,456	340,119	123,765	387,063
(Gain) loss on disposal of equipment	3,022	7,431	(6,344)	(224)
Total other operating expenses	977,829	1,674,093	503,596	1,356,172
Operating income	2,095,596	4,237,569	289,987	303,010

Other (income) expense:
Equity (income) loss on investment in Buckskin Gold and Silver, Inc	1,589	(278)	(1,007)	(1,357)
Timber revenue net of costs	(6,049)	(19,406)	-	(20,724)
Loss on investment in equity securities	-	453	2,880	2,880
Gain on short term investments	(21,862)	(21,862)	-	-
Interest income	(38,606)	(58,241)	(18,756)	(37,693)
Interest expense	25,602	46,167	11,048	19,896
Total other (income) expense	(39,326)	(53,167)	(5,835)	(36,998)

Net income	2,134,922	4,290,736	295,822	340,008
Net loss attributable to non-controlling interest	(22,951)	(38,246)	(31,971)	(48,384)
Net income attributable to Idaho Strategic Resources, Inc.	$2,157,873	$4,328,982	$327,793	$388,392

Net income per common share-basic	$0.17	$0.34	$0.03	$0.03

Weighted average common share outstanding-basic	12,836,205	12,674,789	12,256,523	12,228,844

Net income per common share-diluted	$0.17	$0.34	$0.03	$0.03

Weighted average common shares outstanding- diluted	13,043,026	12,904,998	12,259,438	12,232,638

Idaho Strategic Resources, Inc.     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Idaho Strategic Resources, Inc. Condensed Consolidated Balance Sheets (Unaudited)
	June 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$1,801,257	$2,286,999
Short term investments	6,344,725	-
Gold sales receivable	1,516,514	1,038,867
Inventories	766,612	876,681
Joint venture receivable	1,413	2,080
Investment in equity securities	-	5,649
Other current assets	172,036	236,837
Total current assets	10,602,557	4,447,113

Property, plant and equipment, net of accumulated depreciation	10,492,298	10,233,640
Mineral properties, net of accumulated amortization	9,459,771	7,898,878
Investment in Buckskin Gold and Silver, Inc	339,047	338,769
Investment in joint venture	435,000	435,000
Reclamation bond	256,310	251,310
Deposits	600,267	285,079
Total assets	$32,185,250	$23,889,789

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$732,832	$484,221
Accrued payroll and related payroll expenses	286,187	266,670
Notes payable, current portion	745,132	978,246
Total current liabilities	1,764,151	1,729,137

Asset retirement obligations	295,874	286,648
Notes payable, long term	1,985,742	1,338,406
Total long-term liabilities	2,281,616	1,625,054

Total liabilities	4,045,767	3,354,191

Commitments Notes 5 and 9	-	-

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, no par value, 200,000,000 shares authorized; June 30, 2024-12,958,574 and December 31, 2023- 12,397,615 shares issued and outstanding	38,264,643	34,963,739
Accumulated deficit	(12,881,656)	(17,210,638)
Total Idaho Strategic Resources, Inc stockholders’ equity	25,382,987	17,753,101
Non-controlling interest	2,756,496	2,782,497
Total stockholders' equity	28,139,483	20,535,598

Total liabilities and stockholders’ equity	$32,185,250	$23,889,789

Idaho Strategic Resources, Inc.     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Often, but not always, forward-looking information can be identified by forward-looking words such as “intends”, “potential”, “believe”, “plans”, “expects”, “may”, “goal’, “assume”, “estimate”, “anticipate”, and “will” or similar words suggesting future outcomes, or other expectations, beliefs, assumptions, intentions, or statements about future events or performance. Forward-looking information includes, but are not limited to, Idaho Strategic Resources’ potential to deliver Q3 2024 financial performance that is in-line, better, or worse than Q2 2024, the potential for the Company to initiate and complete additional capital investments that may or may not lead to increased production, the Company’s plans to increase its exploration and development efforts, the potential for Idaho Strategic’s operations to remain profitable in Q3 2024, the potential for ongoing and future drilling and exploration work to yield positive results, the potential for the Company’s planned power upgrades to be completed on time and on budget, the potential for the Company to complete a drill program at Eastern Star this year, and the potential monetary and operational benefits of implementing the paste backfill system. Forward-looking information is based on the opinions and estimates of Idaho Strategic Resources as of the date such information is provided and is subject to known and unknown risks, uncertainties, and other factors that may cause the actual results, level of activity, performance, or achievements of IDR to be materially different from those expressed or implied by such forward-looking information. Investors should note that IDR’s claim as the largest rare earth elements landholder in the U.S. is based on the Company’s internal review of publicly available information regarding the rare earth landholdings of select companies within the U.S., which IDR is aware of. Investors are encouraged not to rely on IDR’s claim as the largest rare earth elements landholder in the U.S. while making investment decisions. The forward-looking statement information above, and those following are applicable to both this press release, as well as the links contained within this press release. With respect to the business of Idaho Strategic Resources, these risks and uncertainties include risks relating to widespread epidemics or pandemic outbreaks; interpretations or reinterpretations of geologic information; the accuracy of historic estimates; unfavorable exploration results; inability to obtain permits required for future exploration, development or production; general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices; the ability to obtain necessary future financing on acceptable terms; the ability to operate the Company’s projects; and risks associated with the mining industry such as economic factors (including future commodity prices, and energy prices), ground conditions, failure of plant, equipment, processes and transportation services to operate as anticipated, environmental risks, government regulation, actual results of current exploration and production activities, possible variations in ore grade or recovery rates, permitting timelines, capital and construction expenditures, reclamation activities. Although the Company has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking information, there may be other factors that cause results not to be as anticipated, estimated, or intended. Readers are cautioned not to place undue reliance on such information. Additional information regarding the factors that may cause actual results to differ materially from this forward‐looking information is available in Idaho Strategic Resources filings with the SEC on EDGAR. IDR does not undertake any obligation to update publicly or otherwise revise any forward-looking information whether as a result of new information, future events or other such factors which affect this information, except as required by law.

Idaho Strategic Resources, Inc.     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814